Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-177957) of Rentech Nitrogen Partners, L.P. of our report dated January 14, 2013 relating to the financial statements of Agrifos Fertilizer L.L.C., which appears in this Current Report on Form 8-K/A of Rentech Nitrogen Partners, L.P. dated October 31, 2012.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

January 14, 2013